                                                                      EXHIBIT 99


April 1, 2002

Securities and Exchange Commission
Washington, D.C. 20549

Re: Arthur Andersen LLP ("Andersen") Representations

In connection with Andersen's audit of the consolidated financial statements of UnitedHealth Group Incorporated and its subsidiaries for the year ended December 31, 2001, Andersen has represented to UnitedHealth Group that its audit was subject to Andersen's quality control system for the U.S. accounting and auditing practice to provide reasonable assurance that the engagement was conducted in compliance with professional standards and that there was appropriate continuity of Andersen personnel working on the audit and availability of national office consultation. Availability of personnel at foreign affiliates of Andersen is not relevant to this audit.


                                            UnitedHealth Group Incorporated

                                            By: /s/ Patrick J. Erlandson
                                               --------------------------------
                                               Chief Financial Officer